Exhibit 21.1

                      Romacorp, Inc.
                   List of Subsidiaries




    Set forth below is a list of the Registrant's subsidiaries as of March 26, 2000:


                                          Jurisdiction of
        Name of Subsidiary                 Organization
        ------------------------           ------------
        Roma Ribs, Ltd.                       Canada
        Roma Systems, Inc.                    Delaware
        Roma Dining LP                        Delaware
        Roma Holdings, Inc.                   Delaware
        Roma Huntington Beach, Inc.           Delaware
        Roma Bar Management Corporation       Texas
        Roma Fort Worth, Inc.                 Texas
        Roma Franchise Corporation            Delaware
        Roma Owings Mills, Inc.               Maryland
        Roma Prince George's, Inc.            Maryland
        Costillias Dominicana S.A.            Dominican Republic